EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Metromedia International Group Inc.:


We consent to the use of report dated February 29, 1996, except as to Note 15, which is as of April 29, 1996, relating to the consolidated balance sheets of Metromedia International Group, Inc. and subsidiaries as of December 31, 1995, and February 28, 1995, and the related consolidated statements of operations, common stock, paid-in-surplus and accumulated deficit, and cash flows for the year ended December 31, 1995, and for each of the years in the two year period ended February 28, 1995, incorporated herein by reference.


                              KPMG Peat Marwick LLP


New York, New York
October 2, 1996